Exhibit 10.1

ENGAGEMENT LETTER
INTERNAL CONTROLS ASSESSMENT

March 3, 2009

Mr. Luiz Saenz
Chief Executive Officer
Loreto Resources
Lima, Peru

Dear Mr. Saenz:

Pursuant to your request, MMS is pleased to provide Loreto with services described in this Engagement Letter.

The remainder of this Engagement Letter contains an Executive Summary, Engagement Assumptions, Engagement Approach and Scope, Roles and Responsibilities, Estimated Engagement Fees, Conclusion and Appendices.

Details of MMS’s services outlined in this document should be treated as company confidential.  Please do not hesitate to contact me should you have any questions or comments regarding this Engagement Letter.

MMS would like the opportunity to review this with you at your convenience. We feel that a follow-up discussion would help address any questions you may have.  Please let us know if this is amenable to your schedule.

We look forward to the opportunity to work with Loreto Resources as a trusted, long term business partner.

Sincerely,

Eric E. Marin, President
Marin Management Services

EXECUTIVE SUMMARY

After recent discussions between Loreto Resources (“Loreto”) and Marin Management Services (“MMS”), MMS understands that Loreto desires an Engagement Letter (henceforth, the “Engagement Letter”) that describes and estimates the engagement services (henceforth, the “Engagement”).

In summary, the Engagement will consist of the following services:

1.	Internal Controls Review
2.	Financial Reports Review
3.	Internal Control Assessment Report

Given the need to provide an assessment of the current state of Internal Controls at Loreto prior to the completion of the upcoming 10K due in March, MMS will conduct the Engagement in a phased approach.

In Phase One, MMS will interview the necessary Loreto personnel. In Phase Two, MMS will assess the current state of Internal Controls and provide a report summarizing the findings. These two phases will be completed in concert with the delivery of the 10K report and will achieve the requirements identified in Section 404 of the Sarbanes-Oxley Act of 2002 (henceforth, “SOX”).

Services for Phase Three, Four and Five are not part of this Engagement. Should Loreto decide to engage MMS in these services, Loreto and MMS will enter into a separate engagement letter detailing the scope of these services.

MMS will spend an estimated 10 to 15 man-days to execute Phase One and Two.

MMS estimates the Time and Materials fees for Phase One and Two to be between $16,000 and $24,000 plus expenses.

MMS is available to commence the Engagement on Monday, March 9, 2009.

ENGAGEMENT ASSUMPTIONS

The table below highlights certain assumptions used by MMS in defining the estimates and scope of services that will meet the objectives of the Engagement.

Personnel:
Loreto will make available the necessary internal and third party personnel on a timely basis to assist MMS on Engagement services, where applicable.  This includes the following:

▪ Chief Executive
▪ Financial Subject Matter Experts
▪ Accounting Subject Matter Experts
▪ Others as Needed

Insurance:	Loreto maintains a current Directors and Officers policy that fully covers MMS for the services provided under this Engagement Letter.
Others:
Either party can terminate this engagement upon written notice to the other party. Should such termination occur, MMS will deliver all work conducted up to the point of termination, and Loreto will pay all fees and expenses incurred up to the point of termination.

Services for Phase Three, Phase Four and Phase Five are not part of this Engagement Letter.

Criticality of 10K submission (and timelines in Appendix B) assumes that March 9, 2009 is the start date for this Engagement.

This Engagement will be Time and Materials. MMS will invoice Loreto twice a month or upon completion of the Engagement, whichever occurs sooner. Invoices will contain hours and expenses expended by MMS for the period. Invoices are due upon receipt.

Should these assumptions prove to be incorrect, MMS will notify Loreto to the impact to the scope of services and estimates provided herein, if any.

ENGAGEMENT APPROACH AND SCOPE

MMS will conduct the Engagement in a phased approach as highlighted in Appendix A.   Further, Appendix B provides a birds-eye view of the timelines associated with these phases.

Phase One and Phase Two should be conducted as soon as possible so that the assessment report can be completed in concert with the 10K that is itself due by the end of March.

Phase One – Discovery
MMS will interview the necessary personnel, including Director(s), Executive(s), and Financial and Accounting personnel (or third parties where appropriate), to prepare for the upcoming assessment in Phase Two.

This Phase One will be conducted in Loreto’s office in Peru.

Phase Two – Assessment
Based on the Phase One interviews, MMS will review the financial reports and assess the current state of Internal Controls at Loreto, specifically, the

•	Financial Reporting Procedures and Policies
•	Key Personnel and Relationships

Other areas that will be assessed, although not as vital at this early juncture in Loreto’s life cycle are as follows: Risk Management and Mitigation Strategy, Information and Communication, Internal Controls Culture (i.e., “Control Environment”) and Monitoring

Upon completion of this Phase Two, MMS will create and deliver an Internal Control assessment report, as alluded to in Section 404 of SOX, summarizing the effectiveness of the current state of Internal Controls, and presenting it to Loreto and its auditors.

To minimize the expense costs to Loreto associated with travel, MMS will conduct this phase in its Houston office. If further interviews are required, MMS will attempt to garner the necessary data via teleconferencing technology.

Phase Three – Bridge
(NOT PART OF THIS ENGAGEMENT)

Phase Four – Execute
(NOT PART OF THIS ENGAGEMENT)

Phase Five – Delivery
(NOT PART OF THIS ENGAGEMENT)

The Engagement Letter includes estimates for these aforementioned performance improvement areas. Should Loreto require additional services, MMS will work with Loreto to determine course of action and impact to the estimates provided herein.

ROLES & RESPONSIBILITIES

An important factor for the Engagement is for the parties to clearly understand roles and responsibilities.  As part of the Engagement, Loreto and MMS will create a defined set of roles and responsibilities for Engagement team members.  The table below describes the MMS roles that will be assigned to the Engagement.

Level	Role
Eric Marin	Interim CFO

The exact nature and makeup of the MMS team may change if the Engagement scope changes.

Loreto will provide an Executive Sponsor that will be responsible for overall direction of the Engagement and for owning the deliverables resulting from Engagement phases.  In addition, Loreto will make the necessary Subject Matter Experts available throughout the term of this Engagement.

ESTIMATED ENGAGEMENT FEES

We anticipate the following Engagement highlights based on Appendix B:

•	Engagement Commencement: As soon as possible in order to have the 10K completed before the end of March 2009.

•	Engagement Duration: approximate two (2) to four (4) weeks for the Engagement services.

•	Estimated Total Man-Days: ten (10) to fifteen (15)

•	Engagement Rate: $200 per hour, discounted from a standard $250 hourly rate

•	Pricing and Engagement Duration Assumptions: assumes the Engagement estimates are based on the Engagement Assumptions and on the scope highlighted under “Engagement Approach and Scope”.

Engagement Services	Estimated Fee
Phase 1 and 2 Engagement Services ($200 / Hour * 10 to 15 Days)	$16,000 - $24,000 plus expenses

Actual billing will be on a Time and Material basis. Also, expenses are not included in the fees above; moreover, MMS does expect to incur travel, lodging, transportation and meal expenses while conducting the services under this Engagement Letter.

Should either of us identify changes in scope that are not identified under the section “Engagement Assumptions”, “Engagement Approach and Scope”, or other matters arise that require additional assistance on this Engagement, MMS will inform Loreto and discuss the impact to these fees and expenses prior to proceeding.

CONCLUSION

In conclusion, we thank you for the opportunity to allow us to propose our solution. MMS is prepared to participate on the Engagement beginning March 9, 2009 and book the necessary flights upon the execution of this Engagement Letter signifying your understanding and acceptance of the Engagement.

Name:	Luis F. Saenz

Title:	President and CEO

Company Name:	Loreto Resources Corporation

Date:	03/04/09

Signature:	/s/ Luis F. Saenz